PENSKE AUTOMOTIVE GROUP APPOINTS NEW DIRECTOR

BLOOMFIELD HILLS, MI, October 28, 2010 – Penske Automotive Group, Inc., (NYSE: PAG), an international automotive retailer, today announced that Yoshimi Namba has been appointed to its Board of Directors. Mr. Namba fills a vacancy created by the resignation of Hiroshi Ishikawa from the PAG Board. Mr. Ishikawa will continue in his role as Executive Vice President – International Business Development.

Mr. Namba has held various positions at Mitsui & Co., Ltd. (Japan) since April 1988, including Deputy General Manager of Mitsui’s Second Motor Vehicle Division and Chief Operating Officer and Vice President of Mitsui’s PT Bussan Auto Finance subsidiary.

Roger S. Penske, Chairman of Penske Automotive Group commented, “We welcome Yoshi to the Penske Automotive Group Board of Directors and look forward to working with him as we continue to explore opportunities to enhance the Penske Automotive Group business model. Additionally, the Board of Directors would like to thank Hiro for his years of service and dedication to Penske Automotive Group Board of Directors.”

ABOUT PENSKE AUTOMOTIVE GROUP
Penske Automotive Group, Inc.(NYSE: PAG), headquartered in Bloomfield Hills, Michigan, operates 324 retail automotive franchises, representing 40 different brands and 25 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 172 franchises in 17 states and Puerto Rico and 152 franchises located outside the United States, primarily in the United Kingdom.

For additional information, visit PenskeAutomotive.com

Penske Automotive Group Contacts:

Bob O’Shaughnessy
Executive Vice President – Finance
Penske Automotive Group
248-648-2800
boshaughnessy@penskeautomotive.com

or

Anthony R. Pordon
Senior Vice President
Penske Automotive Group
248-648-2540
tpordon@penskeautomotive.com

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